4. On September 22, 2003, the Partnership distributed 53,933 shares of the Company's Common Stock to its general and limited partners based on their partnership interests. The general partners of the Partnership are Theresa Dwyer, Donald J. Dwyer Jr., Darren Dwyer, Dina Dwyer-Owens, Deborah Wright-Hood, Douglas Dwyer and Donna Dwyer-Van Zandt. The limited partners of the Partnership are: Donald J. Dwyer Jr., Darren Dwyer, Dina Dwyer-Owens, Deborah Wright-Hood, Douglas Dwyer and Donna Dwyer-Van Zandt as trustees of generation-skipping trusts, Robert Tunmire, and the Trust.

         Following the distribution by the Partnership, each of the limited partners other than the Trust, paid interest due to Theresa Dwyer pursuant to demand notes executed in exchange for the purchase of their limited partnership interests in kind with such shares.

         By virtue of the foregoing, as of September 22, 2003, the following chart reflects the aggregate number of shares for which each such Reporting Person is the direct or indirect beneficial owner:


                            Number        Number            Nature
                           of Shares     of Shares       of Indirect
                         Beneficially   Beneficially      Beneficial
                            Owned          Owned           Ownership
Name                      (Directly)    (Indirectly)    (if applicable)
------                    ----------    ------------   ------------------

Dwyer Investments, Ltd.   3,746,773          -0-               N/A

Theresa Dwyer               363,519      3,859,542    As a general partner and
                                                      the managing partner of
                                                      the Partnership and as the
                                                      co-trustee of the Trust

Donald J. Dwyer, Jr.         36,479        624,938    As a trustee of a limited
                                                      partner of the Partnership
                                                      and as the co-trustee of
                                                      the Trust

Darren Dwyer                  2,039        512,169    As a trustee of a limited
                                                      partner of the Partnership

Dina Dwyer-Owens             31,839        512,169    As a trustee of a limited
                                                      partner of the Partnership

Debbie Wright-Hood           30,108        512,169    As a trustee of a limited
                                                      partner of the Partnership

Robert Tunmire               50,719        512,169    As a limited partner of
                                                      the Partnership

Douglas Dwyer                19,421        512,169    As a trustee of a limited
                                                      partner of the Partnership

Donna Dwyer-Van Zandt        28,703        512,169    As a trustee of a limited
                                                      partner of the Partnership

The Donald J. Dwyer
   Family Trust               4,454        108,315    As a limited partner of
                                                      the Partnership